UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                FEBRUARY 7, 2007

                                   CACHE, INC.
                  --------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


   FLORIDA                        0 -10345                       59 -1588181
  ----------                ----------------------              -------------
(STATE OR OTHER            (COMMISSION FILE NUMBER)             (IRS EMPLOYER
JURISDICTION OF                                                 IDENTIFICATION
INCORPORATION)                                                  NUMBER)



                     1440 BROADWAY, NEW YORK, NEW YORK 10018
                        --------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 575-3200




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule
    14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

         ITEM 2.02         RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         On February 7, 2007, the Company issued a press release (the "Press Release") announcing its results for the thirteen- and fifty-two week periods ending December 31, 2006, providing guidance for the first quarter and fiscal 2007, and announcing its store opening plans for fiscal 2007 and its January 2007 comparable store sales. The Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.


         ITEM 9.01         EXHIBITS

99.1 Press release regarding results for the thirteen- and fifty-two week periods ending December 31, 2006, guidance for the first quarter and fiscal 2007, and store opening plans for fiscal 2007 and January 2007 comparable store sales.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.


         DATED:   FEBRUARY 13, 2007         CACHE, INC.




                                            BY: /S/  BRIAN WOOLF
                                            ---------------------------------
                                            BRIAN WOOLF
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Exhibit 99.1

                                FEBRUARY 7, 2007
                           FINAL FOR IMMEDIATE RELEASE

                                   CACHE, INC.
                         NASDAQ COMMON STOCK SYMBOL CACH

          Cache Reports Fourth Quarter 2006 Earnings of $0.28 Per Share
  Fourth Quarter Diluted EPS Includes $0.02 Higher Than Expected Lillie Rubin Costs Introduces Fiscal 2007 Diluted EPS Guidance Range of $1.15-$1.20 Per Share
           Reports 10% Increase in January 2007 Comparable Store Sales

         New York, New York - February 7, 2007 - Cache Inc., (NASDAQ: CACH), a specialty chain of women's apparel stores with 295 stores currently open, reported results for the thirteen and 52-week periods ended December 30, 2006.

FOR THE THIRTEEN WEEK PERIOD ENDED DECEMBER 30, 2006:
      o Net sales rose by 5.4% to $83.6 million compared to $79.3 million for the same period last year and comparable store sales gained 6%;
      o Gross profit increased 6.9% to $40.3 million, or 48.3% of sales, as compared to $37.7 million, or 47.6% of net sales for the same period last year;
      o Net income totaled $4.6 million, or $0.28 per diluted share and included: (i) $159,000, or $0.01 per diluted share related to Lillie Rubin exit costs; (ii) $3.2 million, or $0.12 per diluted share in increased marketing expenditures, and (iii) $283,000, or $0.01 per diluted share in stock option expense. This compares to net income of $7.5 million, or $0.47 per diluted share for the same period last year; and
      o Lillie Rubin net loss was $422,000 or $0.03 per diluted share in the fourth quarter of fiscal 2006 compared to a net loss of $865,000 or $0.05 per diluted share in the fourth quarter last year.

       Commenting on the results, Mr. Brian Woolf, Cache Chairman and Chief Executive Officer, stated: "Fiscal 2006 marked a year in which we positioned Cache to report sustained growth in sales and profitability. During the fall, with our merchandise assortments resonating with our core customers, and the exit of Lillie Rubin substantially complete, we began to implement marketing initiatives aimed at increasing customer loyalty and awareness of our Cache brand. We also extended Cache's reach by appealing to a higher income consumer with the launch of Cache Luxe. Finally, we began to take advantage of sourcing opportunities that have already produced higher gross margins for our Company. Nonetheless, we were disappointed in our fourth quarter performance, as we did not experience the expected lift in sales during late December. As a result, we were unable to offset our investment in marketing. We were also negatively affected by our decision to take early markdowns on fur trim and leather outerwear. That said, sales trends in January were robust, increasing 10% on a comparable store basis. During the month, we benefited from the shift in New Year's Eve business to January this year and a solid response to our product offerings. With marketing expense growth moderating from last year, and an expectation of continued benefits from sourcing, along with our launch of our loyalty program, we believe we are well positioned to achieve our 2007 goals."

FOR THE FIFTY-TWO WEEK PERIOD ENDING DECEMBER 30, 2006:
      o Net sales rose by 4.8% to $279.0 million compared to $266.3 million, in the fifty-two week period in 2005 and comparable store sales gained 6%;
      o Gross profit increased 9.6% to $133.1 million, or 47.7% of sales, as compared to $121.4 million, or 45.6% of net sales for the same period last year;
      o Net income totaled $8.6 million, or $0.53 per diluted share and included: (i) $5.7 million, or $0.21 per diluted share related to Lillie Rubin exit costs; (ii) $4.2 million, or $0.16 per diluted share in increased marketing expenditures, and (iii) $1.1 million, or $0.04 per diluted share in stock option expense. This compares to net income of $13.4 million, or $0.83 per diluted share last year;
      o Lillie Rubin net loss was $3.2 million, or $0.20 per diluted share in fiscal 2006 compared to a net loss of $2.5 million, or $0.16 per diluted share in fiscal 2005; and
      o Adjusted diluted earnings per share for fiscal 2006, which excludes exit costs and losses related to Lillie Rubin were $0.94 and compares to adjusted diluted earnings per share for fiscal 2005 of $0.99 in fiscal 2005.

Additionally in Fiscal 2006:  The Company
      o Exited its 39-store Lillie Rubin chain to focus solely on its Cache brand;
      o  Launched a new concept, Cache Luxe with 16 locations;
      o Opened a net of 10 new Cache stores ending the year with 277 Cache locations;
      o  Expanded its marketing program; and
      o Completed 11 Cache remodels with 66% of its Cache store base in the new store format at year-end.

       In total, operating expenses for the fourth quarter of fiscal 2006 were $33.2 million, or 39.8% of net sales, as compared to $26.8 million, or 33.7% of net sales in the fourth quarter of 2005. The increase in operating expenses was primarily due to: (i) $159,000 in exit costs related to Lillie Rubin; and (ii) $3.2 million in expenses related to the Company's expanded marketing effort. Additionally, higher payroll expense of $1.4 million, as well as $283,000 in costs associated with the adoption of FAS 123R contributed to the rise in operating expenses in the fourth quarter of fiscal 2006. The Company did not record any stock option expense in Fiscal 2005. For the fiscal year, total operating expenses were $121.2 million, or 43.4% of net sales compared to $101.4 million, or 38.1% of net sales in the prior year period. The increase in operating expenses for fiscal 2006 was primary due to a $5.7 million charge to exit the Company's Lillie Rubin business. Additionally, a $4.3 million increase in payroll expense along with a $4.2 million increase in advertising expense, as well as higher depreciation expense, legal fees and costs associated with the Company's software implementation contributed to increase in operating expenses in fiscal 2006. Also, impacting operating expenses in fiscal 2006, was stock option expense of $1.1 million, with no comparable expense in fiscal 2005.

       The increase in sales and gross margin was more than offset by the increase in total operating expenses and produced operating profit for the fourth quarter of fiscal 2006 of $7.1 million, as compared to $11.0 million for the fourth quarter of fiscal 2005. For the fiscal 2006 year, operating profit totaled $11.9 million, as compared to $20.0 million in fiscal 2005.

       The Company's balance sheet remained strong. At December 30, 2006, cash and marketable securities totaled $61.5 million, rising $8.2 million from $53.3 million at December 31, 2005. Inventories were on plan and current at $34.8 million, as compared to $32.8 million at December 31, 2005. On a comparable basis, including the Company's Cache locations, inventory increased approximately 5% per store. Working capital increased by $19.4 million to $83.2 million from $63.8 million at December 31, 2005.

                  A table summarizing financial results follows:

                                        52 Weeks         52 Weeks       13 Weeks          13 Weeks
                                         Ended             Ended          Ended             Ended
                                         ----              ----           ----               ----
                                        Dec. 30,          Dec. 31,       Dec. 30,          Dec. 31,
                                          2006              2005           2006              2005
                                          ----              ----           ----              ----
                                                  ($ Thousands, except for per share data)

Sales                                 $ 278,992      $   266,345      $   83,554          $  79,320

Lillie Rubin exit costs               $   5,677      $         0      $      159          $       0

Operating income                      $  11,902      $    20,008      $    7,070          $  10,999

Operating income before
Lillie Rubin exit costs               $  17,579      $    20,008      $    7,229          $  10,999

Net income                            $   8,643      $    13,405      $    4,567          $   7,541

Basic earnings per share                   0.55      $      0.85      $     0.29          $    0.48

Diluted earnings per share            $    0.53      $      0.83      $     0.28          $    0.47

Per share - Lillie Rubin exit costs   $    0.21      $      0.00      $     0.01          $    0.00

Per share - loss related to
Lillie Rubin                          $    0.20      $      0.16      $     0.03          $    0.05

Diluted earnings per share
excluding exit costs and net
loss related to Lillie Rubin          $    0.94      $      0.99      $     0.32          $    0.52

Basic weighted average
     shares outstanding              15,849,000       15,726,000      16,002,000         15,645,000

Diluted weighted average
     shares outstanding              16,216,000       16,150,000      16,467,000         16,060,000

Number of stores open
at end of period                            296              306             296                306

GUIDANCE

         The Company estimates fiscal 2007 net sales in the range of $296 million to $302 million compared to actual net sales of $279.0 million in fiscal 2006. Fiscal 2007 diluted earnings per share is estimated in the range of $1.15 to $1.20. This compares to actual diluted earnings per share of $0.53 in fiscal 2006. Adjusted actual diluted earnings per share for fiscal 2006, which excludes exit costs and losses related to Lillie Rubin, were $0.94. For the first quarter, the Company continues to expect net sales to range between $67 million and $69 million compared to actual net sales of $63.8 million in the first quarter of fiscal 2006. Net sales excluding Lillie Rubin were $58.9 million in the first quarter of fiscal 2006. The Company continues to expect comparable store sales for the first quarter of fiscal 2007 to increase in the mid-single digit range. First quarter fiscal 2007 diluted earnings per share continue to be estimated in the range of $0.17 to $0.19, which compares to actual diluted earnings per share of $0.11 in the first quarter of fiscal 2006.

       Mr. Woolf concluded: "We remain very enthusiastic regarding our growth prospects both in the near and long term. Our brand is vibrant and with intensified marketing, terrific product and lower sourcing costs, we believe we are poised to deliver to our expectations and further our position as a key shopping destination among sophisticated fashion conscious consumers."

STORE OPENING PLANS

         The Company also noted that it has plans to open between 15 and 20 new stores in fiscal 2007. The Company plans to end the year with approximately 310 locations, increasing square footage by approximately 5% to approximately 630,000 square feet. The Company also indicated that it expects to open approximately 5 stores during the first half of the year.

JANUARY 2007 COMPARABLE STORE SALES

         Separately, the Company announced January 2007 comparable store sales. Comparable store sales (sales for stores open at least one year or more) increased 10% during the four week January 2007 period, as compared to the same period in 2006. Total revenues for the four-week period ended January 27, 2007 increased $0.9 million, or 6.4% to $15.3 million. Revenues for the fiscal 2006 period include sales for the former Lillie Rubin chain.

CONFERENCE CALL

         The Company also announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2006 results today, Wednesday, February 7, 2006 (sic) at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 936-9754, approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until February 14, 2007 and can be accessed by dialing (877) 519-4471 and entering code 8341302.

         Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, ability to successfully open new stores, introduction of the Cache Luxe concept, dependence on management, dependence on vendors and distributors, reliance on foreign manufacturers, material weakness in our internal controls, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

                            FINANCIAL TABLES FOLLOW:


         For further information contact Thomas E. Reinckens, President, Chief Operating Officer, Cache, Inc., 1440 Broadway, New York, New York 10018, (212) 575-3246.


                                         CACHE, INC. AND SUBSIDIARIES
                                         CONSOLIDATED BALANCE SHEETS
ASSETS
                                                                                   December 31,                  December 30,
                                                                                       2005                          2006
                                                                             ----------------------         ---------------------

CURRENT ASSETS
      Cash and equivalents                                                   $          16,753,000          $         19,363,000
      Marketable securities                                                             36,520,000                    42,094,000
      Receivables, net                                                                   5,734,000                     4,794,000
      Inventories                                                                       32,785,000                    34,829,000
      Prepaid expenses and other current assets                                          5,468,000                     7,329,000
                                                                             ----------------------         ---------------------
           Total Current Assets                                                         97,260,000                   108,409,000

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net                                               52,760,000                    50,457,000

OTHER ASSETS                                                                               864,000                       439,000
                                                                             ----------------------         ---------------------

           Total Assets                                                      $         150,884,000          $        159,305,000
                                                                             =====================          =====================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
       Accounts payable                                                      $          18,404,000          $         11,702,000
       Accrued compensation                                                              2,624,000                     1,689,000
       Accrued liabilities                                                              12,446,000                    11,770,000
                                                                             ----------------------         ---------------------
           Total Current Liabilities                                                    33,474,000                    25,161,000
                                                                             ----------------------         ---------------------

OTHER LIABILITIES                                                                       16,309,000                    15,494,000
DEFERRED INCOME TAXES, net                                                               2,105,000                     2,118,000

STOCKHOLDERS' EQUITY

Common stock                                                                               158,000                       163,000
Additional paid-in capital                                                              35,455,000                    44,343,000
Retained earnings                                                                       63,383,000                    72,026,000
                                                                             ----------------------         ---------------------
      Total Stockholders' Equity                                                        98,996,000                   116,532,000

Total Liabilities and Stockholders' Equity                                   $         150,884,000          $        159,305,000
                                                                             =====================          =====================


                                                  CACHE, INC. AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF INCOME

                                                                                 52 Weeks Ended                 52 Weeks Ended
                                                                             ---------------------          ---------------------
                                                                                   DECEMBER 31,                  DECEMBER 30,
                                                                                       2005                          2006
                                                                             ---------------------          ---------------------
NET SALES                                                                    $         266,345,000          $         278,992,000

COST OF SALES, including buying and occupancy                                          144,984,000                    145,929,000
                                                                             ---------------------          ---------------------

GROSS PROFIT                                                                           121,361,000                    133,063,000
                                                                             ---------------------          ---------------------

EXPENSES
    Store operating expenses                                                            85,529,000                     94,506,000
    General and administrative expenses                                                 15,824,000                     20,978,000
    Lillie Rubin exit costs                                                                      0                      5,677,000
                                                                             ---------------------          ---------------------
     TOTAL EXPENSES                                                                    101,353,000                    121,161,000
                                                                             ---------------------          ---------------------

OPERATING INCOME                                                                        20,008,000                     11,902,000
                                                                             ---------------------          ---------------------

OTHER INCOME (EXPENSE)
    Interest  income                                                                     1,071,000                      2,523,000
    Miscellaneous income (net)                                                               1,000                              0
                                                                             ---------------------           --------------------
     TOTAL OTHER INCOME                                                                  1,072,000                      2,523,000
                                                                             ---------------------          ---------------------

INCOME BEFORE INCOME TAXES                                                              21,080,000                     14,425,000

INCOME TAX PROVISION                                                                     7,675,000                      5,782,000
                                                                             ---------------------          ---------------------

NET INCOME                                                                   $          13,405,000          $           8,643,000
                                                                             =====================          =====================

BASIC EARNINGS PER SHARE                                                                     $0.85                          $0.55
                                                                             =====================          =====================

DILUTED EARNINGS PER SHARE                                                                   $0.83                          $0.53
                                                                             =====================          =====================

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                                               15,726,000                     15,849,000
                                                                             =====================          =====================

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                                             16,150,000                    16,216,000
                                                                             =====================          =====================


                                        CACHE, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF INCOME

                                                   13 Weeks Ended     13 Weeks Ended
                                                 -----------------   -----------------

                                                     DECEMBER 31,         DECEMBER 30,
                                                         2005                2006
                                                 -----------------   -----------------
NET SALES                                        $      79,320,000   $      83,554,000
COST OF SALES, including buying and occupancy           41,571,000          43,236,000
                                                    --------------     ---------------
GROSS PROFIT                                            37,749,000          40,318,000
                                                    --------------     ---------------

EXPENSES
    Store operating expenses                            23,150,000   $      27,451,000
    General and administrative expenses                  3,600,000   $       5,638,000
    Lillie Rubin exit costs                                      0             159,000
                                                    --------------     ---------------
          TOTAL EXPENSES                                26,750,000          33,248,000
                                                    --------------     ---------------

OPERATING INCOME                                        10,999,000           7,070,000
                                                    --------------     ---------------

OTHER INCOME (EXPENSE)
    Interest  income                                       394,000   $         673,000
    Miscellaneous income (net)                              -1,000                   0
                                                    --------------     ---------------
          TOTAL OTHER INCOME                               393,000             673,000
                                                    --------------     ---------------

INCOME BEFORE INCOME TAXES                              11,392,000           7,743,000

INCOME TAX PROVISION                                     3,851,000           3,176,000
                                                    --------------     ---------------

NET INCOME                                       $       7,541,000   $       4,567,000
                                                    ==============     ===============

BASIC EARNINGS PER SHARE                                     $0.48   $            0.29
                                                    ==============     ===============

DILUTED EARNINGS PER SHARE                                   $0.47   $            0.28
                                                    ==============     ===============

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING               15,645,000          16,002,000
                                                    ==============     ===============

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING             16,060,000          16,467,000
                                                    ==============     ===============